SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                  Rule 13d-102

                   Under the Securities Exchange Act of 1934

                           Pilot Network Services Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    721596104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 August 11, 1998
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               |_| Rule 13d-1 (b)
                               |_| Rule 13d-1 (c)
                               |X| Rule 13d-1 (d)

----------
      (*) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (howe7ver, see the Notes).

CUSIP No. 721596104
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Trustees of the General Electric Pension Trust
       I.R.S. #14-6015763
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [X]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       State of New York
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            None
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             900,000
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             None
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       900,000
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       900,000
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       6.46%
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

       EP
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 721596104
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       General Electric Investment Corporation, as Investment Manager of GEPT (as defined below)
       I.R.S. #22-2152310
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [X]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       State of Delaware
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            None
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             900,000
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             None
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       900,000
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       900,000
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       6.46%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IA, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 721596104
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       General Electric Company
       I.R.S. #14-0689340
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [X]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       State of New York
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            Disclaimed (see 9 below)
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             Disclaimed (see 9 below)
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       0
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       Beneficial ownership of all shares disclaimed by General Electric Company
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       |X| Disclaimed (see 9 below)

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       Not applicable (see 9 above)
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 721596104
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       General Electric Capital Corporation
       I.R.S. #13-1500700
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [X]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       State of New York
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            700,000
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             None
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             700,000
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       None
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       700,000
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.03%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 721596104
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       General Electric Capital Services, Inc. (formerly known as General Electric Financial Services, Inc.)
       I.R.S. #06-1109503
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [X]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       State of New York
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            Disclaimed (see 9 below)
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             None
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             Disclaimed (see 9 below)
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       None
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       Beneficial ownership of all shares disclaimed by General Electric Capital Services, Inc.
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       |X|  Disclaimed (see 9 above)
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       Not applicable (see 9 above)
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

INTRODUCTORY NOTE: This statement is filed on behalf of General Electric Company, a New York corporation ("GE"), General Electric Investment Corporation, a Delaware corporation and a wholly owned subsidiary of GE ("GEIC"), Trustees of General Electric Pension Trust, a New York common law trust ("GEPT"), General Electric Capital Services, Inc., a Delaware corporation and a wholly owned subsidiary of GE ("GECS") and General Electric Capital Corporation, a New York corporation and a wholly owned subsidiary of GECS ("GECC"). GEIC is a registered investment adviser and acts as Investment Manager of GEPT, and may be deemed to be the beneficial owner of 900,000 shares of Common Stock of Pilot Network Services Inc. ("the Issuer") owned by GEPT. GEPT, GEIC, GECC and GECS each expressly disclaim that they are members of a "group". GECS disclaims beneficial ownership of all shares held by GECC. GE disclaims beneficial ownership of all shares and expressly disclaims that it is a member of a "group".

Item 1(a)   Name of Issuer

            Pilot Network Services Inc.

Item 1(b)   Address of Issuer's Principal Executive Office

            1080 Marina Village Parkway, Alameda, CA 94501

Item 2(a)   Name of Person Filing

            Trustees of General Electric Pension Trust (See Schedule II) General Electric Investment Corporation, as Investment Manager of GEPT
            General Electric Company
            General Electric Capital Corporation
            General Electric Capital Services, Inc.

Item 2(b)   Address of Principal Business Office or, if none, Residence

            The address of the principal offices of GEPT, GEIC and GECS is 3003 Summer Street Stamford, Connecticut 06904. The address of the principal offices of General Electric Company is 3135 Easton Turnpike, Fairfield, Connecticut 06431. The address of GECC is 260 Long Ridge Road, Stamford, CT 06927.

Item 2(c)   Citizenship

            General Electric Pension Trust - New York common law trust General Electric Investment Corporation - Delaware corporation General Electric Company - New York corporation
            General Electric Capital Corporation - New York corporation General Electric Capital Services, Inc. - Delaware corporation

Item 2(d)   Title of Class of Securities

            Common Stock

Item 2(e)   CUSIP Number

            721596104

Item 3 If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13-2(b) or (c), check whether the person filing is a:

            (a) [ ] Broker or Dealer registered under Section 15 of the Act (15
                    U.S.C.78o)

            (b) [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C.78c)

            (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act
                    (15 U.S.C.78c)

            (d) [ ] Investment Company registered under Section 8 of the
                    Investment Company Act of 1940 (U.S.C.80a-8)

            (e) [ ] An Investment Adviser in accordance with
                    ss.240.13-1(b)(1)(ii)(E)

            (f) [ ] An Employee Benefit Plan or Endowment Fund in accordance with ss.240.13d-1(b)(1)(ii)(F)

            (g) [ ] A Parent Holding Company or Control Person in accordance with ss.240.13d-1(b)(1)(ii)G)

            (h) [ ] A Savings Association as defined in Section 3(b) of the federal Deposit Insurance Act (U.S.C. 1813)

            (i) [ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

            (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J)

Item 4      Ownership

                                               GEPT         GEIC           GE

(a)   Amount beneficially owned              900,000      900,000     disclaimed

(b)   Percent of class                        6.46%        6.46%      disclaimed

(c)   No. of shares to which person has

      (i)   sole power to vote or direct
            the vote                          None          None         None

      (ii)  shared power to vote or
            direct                          900,000       900,000     disclaimed

      (iii) sole power to dispose or to
            direct disposition                None          None          None

      (iv)  share power to dispose or to
            direct disposition              900,000       900,000     disclaimed

                                                    GECC           GECS

(a)   Amount beneficially owned                   700,000        disclaimed

(b)   Percent of class                             5.03%         disclaimed

(c)   No. of shares to which person has

      (i)   sole power to vote or direct
            the  vote                             700,000        disclaimed

      (ii)  shared power to vote or
            direct                                 None             None

      (iii) sole power to dispose or to           700,000        disclaimed
            direct disposition

      (iv)  share power to dispose or to           None             None
            direct disposition

Item 5      Ownership of Five Percent or Less of a Class

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

            |_|

Item 6      Ownership of More than Five Percent on Behalf of Another Person

            Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

            Not applicable

Item 8      Identification and Classification of Members of the Group

            Not applicable

Item 9      Notice of Dissolution of Group

            Not applicable

Item 10     Certification

            Not applicable

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 16, 1999

                                             GENERAL ELECTRIC PENSION TRUST
                                             By: General Electric Investment
                                             Corporation, its Investment Manager


                                             By: /s/ Michael M. Pastore
                                                 -------------------------------
                                                 Name: Michael M. Pastore
                                                 Title: Vice President

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 16, 1999

                                             GENERAL ELECTRIC INVESTMENT
                                             CORPORATION


                                             By: /s/ Michael M. Pastore
                                                 -------------------------------
                                                 Name: Michael M. Pastore
                                                 Title: Vice President

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 16, 1999

                                             GENERAL ELECTRIC COMPANY


                                             By: /s/ John H. Myers
                                                 -------------------------------
                                                 Name: John H. Myers
                                                 Title: Vice President

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 16, 1999

                                             GENERAL ELECTRIC CAPITAL
                                             CORPORATION


                                             By: /s/ John Malfettone
                                                --------------------------------
                                                Name:  John Malfettone
                                                Title: Vice President

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 16, 1999

                                             GENERAL ELECTRIC CAPITAL
                                             SERVICES, INC.


                                             By: /s/ Paul Licursi
                                                --------------------------------
                                                Name:  Paul Licursi
                                                Title: Attorney-in-Fact

                               POWER OF ATTORNEY

      The undersigned, General Electric Capital Services, Inc., a Delaware corporation (hereinafter referred to as the "Corporation") does hereby make, constitute and appoint the persons listed below as the Corporation's true and lawful agent and attorney-in-fact (hereinafter referred to as the "Attorney") to act either together or alone in the name and on behalf of the Corporation for and with respect to the matters hereinafter described.

      Name of Attorney:

          Michael A. Gaudino
          J. Gordon Smith
          Michael E. Pralle
          Paul J. Licursi

      Each attorney shall have the power and authority to do the following:

      To execute and deliver any Schedule 13D, Schedule 13G or Forms 3, 4, and 5 or any amendments thereto required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 on behalf of the Corporation with regard to any securities owned by the Corporation, General Electric Capital Corporation or any of their subsidiaries.

      And, in connection with the foregoing, to execute and deliver all documents, acknowledgements, consents and other agreements and to take such further action as may be necessary or convenient for the Corporation in order to more effectively carry out the intent and purpose of the foregoing.

      Agreements, commitments, documents, instruments, and other writing executed by the Attorney in accordance with the terms hereof shall be binding upon the Corporation without attestation and without affixation of the seal of the Corporation. The Power of attorney conferred hereby shall not be delegable by any Attorney. The Attorney shall serve without compensation for acting in the capacity of agent and attorney-in-fact hereunder.

      Unless revoked by the Corporation, this Power of Attorney shall be governed under the laws of the State of New York and the authority of the Attorney hereunder shall terminate on March 31, 2000.

      IN WITNESS WHEREOF, the Corporation has caused this Power of Attorney to be executed, attested and its corporate seal to be affixed pursuant to authority granted by the Corporation's board of directors, as of the 30th day of April, 1998.

                                   General Electric Capital Services, Inc.

          (Corporate Seal)
                                   By: /s/ Nancy E. Barton
                                       --------------------------------------
                                       Nancy E. Barton, Senior Vice President

Attest:

/s/ Brian T. McAnaney
--------------------------------------
Brian T. McAnaney, Assistant Secretary

                                                                      Schedule I

                             JOINT FILING AGREEMENT

            This will confirm the agreement by and between all the undersigned that the Schedule 13G on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of the Common Stock of Pilot Network Services Inc. is being filed on behalf of each of the undersigned.

Dated: February 16, 1999

                                             GENERAL ELECTRIC PENSION TRUST
                                             By: General Electric Investment
                                             Corporation, its Investment Manger


                                             By: /s/ Michael M. Pastore
                                                 -------------------------------
                                                 Name: Michael M. Pastore
                                                 Title: Vice President

                                             GENERAL ELECTRIC INVESTMENT
                                             CORPORATION


                                             By: /s/ Michael M. Pastore
                                                 -------------------------------
                                                 Name: Michael M. Pastore
                                                 Title: Vice President

                                             GENERAL ELECTRIC COMPANY


                                             By: /s/ John H. Myers
                                                 -------------------------------
                                                 Name: John H. Myers
                                                 Title: Vice President

                                             GENERAL ELECTRIC CAPITAL
                                             CORPORATION


                                             By: /s/ John Malfettone
                                                 -------------------------------
                                                 Name:  John Malfettone
                                                 Title: Vice President

                                             GENERAL ELECTRIC CAPITAL
                                             SERVICES, INC.


                                             By: /s/ Paul Licursi
                                                 -------------------------------
                                                 Name:  Paul Licursi
                                                 Title: Attorney-in-Fact

                                                                     Schedule II

                   TRUSTEES OF GENERAL ELECTRIC PENSION TRUST

                        3003 Summer Street, P.O. Box 7900
                           Stamford, Connecticut 06904

   The names of the Trustees of General Electric Pension Trust are as follows:

                                Eugene K. Bolton

                               Michael J. Cosgrove

                                 Ralph R. Layman

                                  Alan M. Lewis

                              Robert A. MacDougall

                                  John H. Myers

                                Thomas J. Szkutak

                                 Donald W. Torey